September 12, 2016

Joseph A. Ripp
Time Inc.
225 Liberty Street
New York, New York 10281

Dear Joe:

You have agreed to assist the company with a transition of your duties as Chief Executive Officer to Rich Battista and to remain as an employee of the company in furtherance of that transition, including enabling the company to avail itself of your knowledge, leadership and experience, all as more fully described herein. The following sets forth the terms and conditions of your continued role with Time Inc. These terms will be reflected in a formal amendment to your current employment agreement with the company.

Effective as of September 12, 2016, you will no longer serve as Chief Executive Officer, and Rich Battista will become Chief Executive Officer You will continue as an employee of the company, with such duties and responsibilities as shall be specified by the Board, until September 30, 2018 (the “Retirement Date”), at which point you will retire from employment. In connection with your retirement, you will receive the benefits that are otherwise payable to you under the company’s benefit plans and programs based on your service with the company through your last date of employment.

You will serve as a director of the Board and as Executive Chairman of the Board of Directors until the next annual meeting of the company’s shareholders or such longer period as may be mutually agreed by you and the Board. Consistent with the directions of the Board, you shall take such actions as are necessary or appropriate to facilitate the transfer of your duties and responsibilities as Chief Executive Officer to Rich Battista, including being available to consult with him regarding such matters as he shall reasonably request. As the Executive Chairman, you shall preside over meetings of the Board and participate with management and the Lead Director in the development of the agenda for Board meetings, and you will be available to provide counsel to the Board as it shall request from time to time. Without limiting the foregoing, the Board may specifically allocate responsibilities of the Board between you, the Lead Director and other members of the Board, including, without limitation, responsibilities for risk management, succession planning and strategic planning. During your tenure as Executive Chairman, the Company shall make available to you an office at an agreed location and the services of an administrative assistant. To the extent she continues to be employed by the company, such administrative assistant shall be your current assistant.

During your continued employment, you will receive your currently effective base salary, and you will be eligible to receive an annual bonus payment for each of 2016, 2017 and the applicable portion of 2018 at the discretion of the Board, but subject to a minimum bonus (which shall be pro-rated for the partial year in 2018) of $1,420,000. To the extent permitted under the terms of such plans and applicable law, during your continued employment, you will continue to participate in the employee and executive benefit plans in which you are currently participating.

You will not be eligible to receive any additional equity awards, and will not be eligible for any new plans, programs or arrangements otherwise made available after the date hereof to the Company’s other senior officers. You will remain subject to all of the covenants for the benefit of the company contained in Section 8 of your employment agreement, as well as a non-disparagement covenant comparable to that included in the agreements with the company’s other senior executives.

In the event that your employment is terminated by the company other than for Cause prior to the Retirement Date, in lieu of the severance or any other termination benefits that would otherwise have been payable under your employment agreement, you will receive, on the same schedule (except as otherwise required to comply with the requirements of Section 409A), the same compensation (including credit toward vesting in your outstanding equity awards, but without waiver of any performance condition) that you would have earned or received had you continued to be employed by the company through

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the Retirement Date. Cause shall mean cause as defined under your employment agreement, as well as your willfully and materially acting in a manner that is inconsistent with your Board assigned responsibilities and conflicts in a material way with the stated objectives of the Board. In addition, if a Change in Control occurs prior to the Retirement Date and your employment is terminated for any reason other than your voluntary termination of employment or a termination by the company for Cause, you will become vested in (A) any portion of your Outperformance Plan awards as to which the performance conditions have been met and (B) any Make Whole Awards (as such term is defined in your employment agreement).

If you agree that the foregoing reflects our understanding regarding your continued employment with Time Inc., including as Executive Chairman, please indicate your agreement by signing where indicated below.

Sincerely,

/s/ John Fahey

John Fahey
Lead Director, on behalf of the Board of Directors

_/s/ Joseph A. Ripp______________________________            __09___/__12___/__16___
Joseph A. Ripp                            Date

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